UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2015

Farmers National Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio	001-35296	34-1371693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Broad Street, P.O. Box 555, Canfield Ohio	44406-05555
(Address of principal executive offices)	(Zip Code)

(330) 533-3341

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 2, 2015, Farmers National Banc Corp. (the “Company”) adopted the Nonqualified Deferred Compensation Plan (the “Plan”) as approved by the Company’s Board of Directors upon recommendation of the Compensation Committee of the Board of Directors. The Plan is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference. Participation in the Plan is available to certain Company employees determined to be eligible for participation (“Eligible Employees” or “Participants”), including the following named executive officers of the Company: Kevin J. Helmick, President and Chief Executive Officer, Carl D. Culp, Executive Vice President and Chief Financial Officer, Mark L. Graham, Executive Vice President and Chief Credit Officer, Joseph A. Gerzina, Senior Vice President and Chief Lending Officer, and Brian E. Jackson, Senior Vice President and Chief Information Officer. The following summary is limited to the provisions applicable to the foregoing named executive officers and is qualified in its entirety by reference to the full text of the Plan.

The Plan is an unfunded, nonqualified deferred compensation plan designed to help Eligible Employees save for retirement on a tax-deferred basis by deferring all or part of their compensation, including performance-based cash compensation, as specified on a compensation deferral agreement for such taxable year. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Amounts deferred under the Plan will represent unsecured general obligations of the Company to make payments to the Participants at some time in the future. The Company, as Plan sponsor, may provide matching or discretionary credits to the accounts established for Participants’ deferral amounts as determined by the Company from time to time in its sole discretion. The Company has initially authorized a matching contribution of 50% of a Participant’s deferral amount, combined with any qualified plan contributions, up to a maximum of six percent (6%) of the Participant’s total compensation for that taxable year (i.e., a current maximum matching credit by the Company of three percent (3%) of the Participant’s total compensation). A Participant is considered to be immediately vested in all compensation deferrals credited to his or her account. The Company may, under the terms of the Plan, establish a trust for the purpose of holding all or a portion of Participants’ account balances; provided, however, that such trust agreement must provide that the assets held therein will be available to satisfy claims of the Company’s general creditors in the event of the Company’s insolvency.

Amounts payable to Participants will be distributed in accordance with the general distribution provisions of the Plan and permissible elections as specified in the Participant’s compensation deferral agreement. Generally, Participants will receive distributions in a single lump-sum payment upon the earliest of (a) the Participant’s separation from service, or (b) the Participant’s death or disability (“Standard Distribution”). In lieu of the Standard Distribution timing, a Participant may elect, at the time of deferral, to receive distributions for a given plan year (a) at a specific date or time (or upon attainment of a specific age), or (b) upon the earlier of such date (or age) or one or more of the Standard Distribution events. A Participant may also elect, at the time of deferral, to receive distributions in annual installments for a period of up to 10 years. Payments cannot be made prior to the distribution dates specified by the Participants, other than withdrawals made in the event of a Participant’s “unforeseeable emergency”, as defined in the Plan. Deferred amounts retained in a Participant’s account during the payout period are considered to earn hypothetical gains and are subject to hypothetical losses based on the earnings indices selected by the Participant.

The Compensation Committee reserves the right to amend the Plan on behalf of the Company at any time without the consent of any Participant, provided that no such amendment has the effect of reducing any benefits with respect to a Participant vested as of the effective date of the amendment.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description

10.1	Farmers National Banc Corp. Nonqualified Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers National Banc Corp.

By:	/s/ Carl D. Culp
Carl D. Culp
Executive Vice President, Chief Financial Officer and Treasurer

Date: February 2, 2015